EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-210416) pertaining to the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan,
2)	Registration Statement (Form S-8 No. 333-193904) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan,
3)	Registration Statement (Form S-8 No. 333-172142) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan (As Amended and Restated Effective February 8, 2011),
4)	Registration Statement (Form S-8 No. 333-150773) pertaining to the Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective October 22, 2007),
5)	Registration Statement (Form S-8 No. 333-128379) pertaining to the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan,
6)	Registration Statement (Form S-8 No. 333-119747) pertaining to the Beacon Roofing Supply, Inc. 1998 Stock Option Plan and 2004 Stock Plan,
7)	Registration Statement (Form S-4 No. 333-209548) of Beacon Roofing Supply, Inc.,
8)	Registration Statement (Form S-3 No. 333-210415) of Beacon Roofing Supply, Inc.; and
9)	Registration Statement (Form S-3 No. 333-220506) of Beacon Roofing Supply, Inc.;

of our reports dated November 20, 2018 with respect to the consolidated financial statements of Beacon Roofing Supply, Inc. and the effectiveness of internal control over financial reporting of Beacon Roofing Supply, Inc., included in this Annual Report (Form 10-K) of Beacon Roofing Supply, Inc. for the year ended September 30, 2018.

/s/ Ernst & Young LLP

Tysons, Virginia
November 20, 2018